Exhibit 99.1

[LETTERHEAD OF PETER J. SOLOMON COMPANY]

August 11, 2009

Consent of Peter J. Solomon Company

We hereby consent to (i) the inclusion of our opinion letter, dated June 24, 2009, to the Board of Directors of Tween Brands, Inc. as Annex B to the proxy statement /prospectus forming part of this Registration Statement on Form S–4, and (ii) references made to our firm and such opinion in such proxy statement/prospectus under the captions entitled “SUMMARY—Opinion of Tween Brands’ Financial Advisor,” “THE MERGER—Background of the Merger,” “THE MERGER—Recommendations of the Board of Directors of Tween Brands; Tween Brands’ Reasons for the Merger,” “THE MERGER—Projected Financial Information” and “THE MERGER—Fairness Opinion of Peter J. Solomon Company.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

PETER J. SOLOMON COMPANY

By: /s/ Jeffrey A. Hornstein

Name: Jeffrey A. Hornstein
Title: Managing Director